Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS SECOND QUARTER 2004 RESULTS

San Diego, CA – July 20, 2004 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced financial results for the three and six months ended June 30, 2004.

Revenues for the three months ended June 30, 2004 were $13.0 million, an increase of 16 percent compared to $11.2 million for the same period in 2003.  The increase in revenues for the second quarter of 2004 versus 2003 comparable results was due to increased Crystal Farm product shipments, and increased screening and chemistry services revenues, which more than offset decreases in license and development contract services revenues.  Revenues for the six months ended June 30, 2004 were $24.8 million, an increase of 4 percent compared to $24.0 million for the same period in 2003.  The increase in revenues for the first-half of 2004 versus 2003 comparable results was due to increased Crystal Farm product shipments and increased screening services revenues, which offset decreases in chemistry services and license and development contract services revenues.  Pfizer accounted for $13.4 million, or 54% of the Company’s revenues during the first half of 2004.

Net income for the three months ended June 30, 2004 was $0.7 million, or $0.03 per share compared to a net loss of $1.3 million, or $0.05 per share, for the same period in 2003, which included $1.6 million, or $0.06 per share, of restructuring expense related to the closure of our Tucson chemistry operations.  Net income for the six months ended June 30, 2004 was $1.8 million, or $0.07 per share compared to a net loss of $1.0 million, or $0.04 per share, for the same period in 2003, which included $1.6 million, or $0.06 per share, of restructuring expense related to the closure of our Tucson chemistry operations.

Gross margin, as a percentage of revenues, for the second quarter of 2004 was 40 percent, up from 35 percent in the second quarter of 2003.  Gross margin, as a percentage of revenues, for the first half of 2004 was 42 percent, up from 32 percent in the first half of 2003.  The improvement in gross margin percentage is due to higher screening service and instrumentation product margins resulting from higher volumes, and in part from per compound margin benefits resulting from the modification of the Company’s chemistry agreement with Pfizer, which were partially offset by decreased chemistry compound production volumes and uARCS amortization.

Research and development costs for the second quarter of 2004 were $0.9 million, compared to $0.7 million in the second quarter of 2003.  Research and development costs for the first half of 2004 were $1.8 million, compared to $1.4 million in the first half of 2003.  The increase in research and development costs resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal drug discovery process improvement and Crystal Farm software development activities.

Selling, general and administrative costs for the second quarter of 2004 were $3.6 million, up from $3.4 million in the second quarter of 2003.  Selling, general and administrative costs for the first half of 2004 were $7.2 million, up from $6.5 million in the first half of 2003.  The increase in selling, general and administrative costs resulted from higher business development costs, which offset savings resulting from the closure of our Tucson facility.

Cash and short-term investments at June 30, 2004 were $77.9 million, an increase of $5.1 million from the balance at March 31, 2004 due primarily to proceeds raised as part of the secondary offering of shares by the Applera Corporation and from net cash flow provided by operations.

Since our first quarter 2004 earnings report, Discovery Partners has achieved several milestones:

•                       On May 5, 2004, the Company substantially increased its public float through the public offering of 7.2 million shares of the Company common stock sold by the Applera Corporation. The Company issued 1.1 million shares and raised over $5.0 million of cash as a result of the exercise of the underwriters’ over-allotment option in connection with the offering.

•                       On May 7, 2004, the Company’s Swiss affiliate renewed its assay development and biological screening collaboration with Novartis Pharma AG on several undisclosed targets for an additional year.

•                       The Crystal Farm co-marketing agreement with Bruker AXS continued to be successful this quarter, with one or more systems being placed in key strategic accounts at leading pharmaceutical and biotech companies in the U.S., Europe and Far East.

“We are very pleased to again report a profitable quarter in line with our expectations,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners.  “At the half way point in our fiscal year, while it is possible that the mix and the timing of delivery of products and services in the second half could influence specific quarterly performance and/or total revenue levels, we expect year end net income in the mid teens cents per share range, reconfirming our previous guidance,” concluded Pigliucci.

A conference call discussing second quarter 2004 financial results will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live webcast will begin at 11:00 am Eastern Time, on Tuesday, July 20, 2004.  In addition to the live webcast, replays will be available to the public on Discovery Partners’ website, <http://www.discoverypartners.com> and by calling (800) 428-6051, access code:  364510 through Tuesday, July 27, 2004.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  Discovery Partners has actively contributed to dozens of drug discovery collaborations.  Discovery Partners is headquartered in San Diego, California and has operations in the United States, Europe and India.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including the mix and timing of revenues from sales of products and services, the establishment of offshore chemistry operations, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission and Discovery Partner’s other SEC reports.

DISCOVERY PARTNERS INTERNATIONAL, INC.
Selected Consolidated Financial Data
(In Thousands, Except Per Share Amounts)

Consolidated Statement of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Revenues:
Services	$11,699	$10,768	$21,974	$22,733
Products	1,300	480	2,833	1,218
Total revenues	12,999	11,248	24,807	23,951
Cost of revenues:
Services	7,063	6,665	12,727	15,130
Products	744	592	1,631	1,234
Total cost of revenues	7,807	7,257	14,358	16,364
Gross margin	5,192	3,991	10,449	7,587

Operating expenses:
Research and development	900	663	1,793	1,367
Selling, general and administrative	3,596	3,400	7,159	6,473
Restructuring	—	1,557	—	1,557
Amortization of stock-based compensation	135	75	304	160
Total operating expenses	4,631	5,695	9,256	9,557

Income (loss) from operations	561	(1,704)	1,193	(1,970)

Interest income, net	296	448	633	993
Foreign currency transaction losses, net	(97)	(5)	(49)	(7)
Other income (expense), net	(20)	—	9	—

Net income (loss)	$740	$(1,261)	$1,786	$(984)

Net income (loss) per share, basic	$0.03	$(0.05)	$0.07	$(0.04)

Weighted average shares outstanding, basic	25,169	24,298	24,851	24,310

Net income (loss) per share, diluted	0.03	$(0.05)	$0.07	$(0.04)

Weighted average shares outstanding, diluted	26,031	24,298	25,878	24,310

Summary Balance Sheet

	June 30, 2004	December 31, 2003
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$6,783	$7,846
Short-term investments	71,073	64,728
Accounts receivable, net	12,320	11,875
Inventories, net	4,428	4,148
Prepaid and other current assets	1,897	1,583
Total current assets	96,501	90,180

Restricted cash	1,046	1,197
Property and equipment, net	7,802	8,408
Prepaid royalty, net	5,431	6,035
Patents and license rights, net	2,454	2,621
Other assets, net	602	743
Total assets	$113,836	$109,184

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,653	$5,789
Restructuring accrual	536	744
Deferred revenue	3,436	4,306
Total current liabilities	8,625	10,839

Deferred rent	134	98

Stockholders’ Equity:
Common stock	26	25
Common stock issuable	1,026	1,026
Treasury stock	(775)	(776)
Additional paid-in-capital	207,090	201,686
Deferred compensation	(707)	(1,055)
Accumulated other comprehensive income	262	972
Accumulated deficit	(101,845)	(103,631)
Total stockholders’ equity	105,077	98,247
Total liabilities and stockholders’ equity	$113,836	$109,184

Statement of Cash Flows

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
	(Unaudited)	(Unaudited)

Net Income	$740	$1,786

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,413	2,779
Amortization of stock-based compensation	149	319
Realized (gain) loss on investments	103	102

Change in operating assets and liabilities:
Accounts receivable	(2,720)	(494)
Inventories	680	(380)
Other current assets	(338)	(318)
Accounts payable and accrued expenses	879	(1,461)
Restructuring accrual	(105)	(208)
Deferred revenue	291	(807)
Deferred rent	15	36
Restricted cash	—	150
Net cash provided by operating activities	1,107	1,504

Investing activities:
Purchases of property and equipment	(523)	(950)
Other assets	65	44
Purchases of patents, license rights and other intangible assets	(19)	(66)
Purchases of short-term investments, net	(4,779)	(7,033)
Net cash used in investing activities	(5,256)	(8,005)

Financing activities:
Issuance of common stock	5,139	5,434
Net cash provided by financing activities	5,139	5,434
Effect of exchange rate changes	45	4

Net increase (decrease) in cash and cash equivalents	1,035	(1,063)

Cash and cash equivalents at beginning of period	5,748	7,846
Cash and cash equivalents at end of period	$6,783	$6,783